ASSIGNMENT

         For good and valuable consideration, I, Richard A. LeVasseur, of Las Vegas, Nevada, sell and assign to FOUR QUEENS, INC., ("ASSIGNEE") a Nevada corporation, its successor and assigns, the entire right, title and interest in and to MULTIPLE ACTION BLACKJACK as described in the patent application for United States Patent, Serial No. 07/840,393, filed on February 24, 1992, together with all rights to said invention throughout the world, and all countries, including all divisions, reissues, continuations and extensions thereof, and all rights of priority resulting from the filing of said United States application, and authorize and request the Commissioner of Patents and Trademarks to issue all patents on said invention or resulting therefrom to said ASSIGNEE, as assignee of my interest, and covenant that I have the full right to do so, and agree that I will communicate to said ASSIGNEE, or its representatives, any facts known to me respecting said invention and testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing and reissue applications, including foreign applications, make all rightful oaths and generally do everything possible to help said ASSIGNEE, its successors and assigns, to obtain and enforce proper protection for said invention in all countries.


DATED:  July 14, 1992                                RICHARD A. LeVASSEUR


STATE OF NEVADA   )
                                    )  ss:
COUNTY OF CLARK   )

         This 14th day of July, 1992, before me personally came the above-named Richard A. LeVasseur to me personally known to be the person who executed the foregoing ASSIGNMENT, who acknowledged to me that he executed same of his own free will for the purposes therein set forth.

                                                  Jewell M. Bidelman
                                                  Notary Public in and for said
                                                  County and State
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